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                                                                    EXHIBIT 3(a)



December 29, 1999



Kemper Investors Life Insurance Company
1 Kemper Drive
Long Grove, Illinois  60049


Dear Sirs:

This opinion is furnished in connection with the filing of an S-6 Registration Statement ("Registration Statement") by Kemper Investors Life Insurance Company ("KILICO") for the KILICO Variable Separate Account ("Variable Separate Account"). The Registration Statement covers an indefinite number of units of interest in the Variable Separate Account. Premiums to be received under flexible premium variable universal life policies ("Policies") offered by KILICO may be allocated by KILICO to the Variable Separate Account in accordance with the owners' direction with reserves established by KILICO to support such Policies.

The Policies are designed to provide life insurance protection and are to be offered in a manner described in the Prospectus which is included in the Registration Statement.

The Policies will be sold only in jurisdictions authorizing such sales.

I have examined all applicable corporate records of KILICO and such other documentation and laws as I consider appropriate as a basis of this opinion. On the basis of such examination, it is my opinion that:

         1. KILICO is a corporation duly organized and validly existing under the laws of the State of Illinois.

         2. The Variable Separate Account is an account established and maintained by KILICO pursuant to the laws of the State of Illinois, under which income, gains and losses, whether or not realized, from assets allocated to the Variable Separate Account are, in accordance with the Policies, credited to or charged against the Variable Separate Account without regard to other income, gains or losses of KILICO.

         3. Assets allocated to the Variable Separate Account will be owned by KILICO. The policies provide that the portion of the assets of the Variable Separate Account equal to the reserves and other Policy liabilities with respect to the Variable



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Kemper Investors Life Insurance Company
December 29, 1999
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         Separate Account will not be chargeable with liabilities arising out of any other business KILICO may conduct.

         4. When issued and sold as described above, the Policies will be duly authorized and will constitute validly issued and binding obligations of KILICO in accordance with their terms.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the references to my name under the heading "Legal Matters" in the Prospectus.

Sincerely,

/s/ Frank J. Julian

Frank J. Julian
Vice President and
  Associate General Counsel